                                                                                  NEWS RELEASE

FOR IMMEDIATE RELEASE

Analyst and Investor Contact:	News Media Contact:
Molly Salky	Media Relations
(817) 415-3189	(817) 415-3300
Molly.Salky@RadioShack.com	Media.Relations@RadioShack.com

RADIOSHACK CORPORATION REPORTS
THIRD-QUARTER 2010 RESULTS

-	Comparable store sales increased 6.2%

-	Diluted EPS was $0.37, compared to $0.30 in the prior year period, a 23% increase

-	Continued growth in wireless and improving sales trends in other platforms drove sales and earnings growth

FORT WORTH, Texas, October 25, 2010 — RadioShack Corporation, a leading national retailer of innovative mobile and technology products, services and accessories, today reported results for the third quarter ended September 30, 2010.

Total net sales and operating revenues for the 2010 third quarter increased 6.2% to $1.05 billion, compared to $990.0 million for the 2009 third quarter.  Net income for the third quarter increased 23.0% to $46.0 million, or $0.37 per diluted share, compared to net income of $37.4 million, or $0.30 per diluted share, reported for the same period last year.  Comparable store sales for company-operated stores and kiosks increased 6.2% during the 2010 third quarter, compared to the 2009 third quarter.

“We are pleased with our third-quarter results, which reflect our continued focus on offering customers an enhanced shopping experience together with compelling product and service offerings,” said Julian C. Day, chairman and chief executive officer.  “In addition to the continued growth in our wireless business, we are encouraged by the improvements in our non-wireless product categories, including accessories and power.  We plan to maintain our focus on enhancing the quality of our operations and service, strengthening our product offerings, and revitalizing and contemporizing our brand, while at the same time looking for further opportunities to broaden the base of customers we serve.”

“Our strong balance sheet gave us the flexibility to return value to shareholders during this quarter," said Jim Gooch, executive vice president and chief financial officer.  “At the same time we were able to make strategic investments both in the transition to a more contemporary and productive product assortment in our non-wireless platforms and in our infrastructure investment in the Target Mobile program. While strategic investments such as these will continue to impact near term margins, they will enable us to capitalize on long-term growth opportunities.”

During the third quarter, the Board of Directors increased the Company’s remaining share repurchase authorization from $290 million to $500 million and entered into accelerated share repurchase agreements to repurchase approximately $300 million of common stock in exchange for an initial delivery of 11.7 million shares.  The ASR program is expected to be completed on or before November 19, 2010.  At September 30, 2010, $200 million of the total authorized amount was available for share repurchases.

After investing $300 million in the ASR program, RadioShack ended the third quarter with a cash balance of $720.3 million.  Inventories stood at $759.1 million at the end of the quarter, up $21.7 million compared to the end of the 2009 third quarter.  The increased investment in inventory supports continued growth in the wireless category, including the Target kiosk program rollout.  Capital expenditures in the 2010 third quarter totaled $21.0 million, compared to $18.2 million in the 2009 third quarter.  The Company now anticipates capital expenditures will be between $80 million and $100 million in 2010. Previously, the Company anticipated capital expenditures of $90 million to $110 million in 2010.

Third-Quarter Results

The 6.2% increase in total net sales and operating revenues for the 2010 third quarter was driven primarily by a $55.6 million, or 6.6%, increase in sales generated by U.S. company-operated stores.  Kiosk sales increased $0.6 million, reflecting the initial rollout of wireless kiosk locations inside Target stores, which began in August.  The increase in other sales of $5.6 million was due primarily to sales growth from independent dealers and company-operated stores in Mexico.

The 6.2% increase in comparable store sales for company-operated stores and kiosks during the 2010 third quarter was driven primarily by higher postpaid wireless sales, particularly sales of latest technology smartphone devices.  During the 2010 third quarter, postpaid wireless carrier T-Mobile was included for the full quarter, compared to a partial quarter in the 2009 third quarter. Also, higher sales of prepaid wireless handsets, power products, and wireless airtime contributed to the increase in sales.  These increases were partially offset by a decline in sales of digital converter boxes and related television antennas.

Consolidated sales of converter boxes, reported in the accessory platform, were $7.7 million in the 2010 third quarter compared to $30.2 million in the 2009 third quarter.  Sales of digital-to-analog converter boxes resulted from the transition of television broadcast signals in the United States from analog to digital only, which occurred in June 2009.  The accessory platform declined 12.0% for the third quarter when compared with the same period last year; however, excluding the impact of converter boxes, the platform declined 2.1%.

Consolidated gross profit for the 2010 third quarter was $477.0 million, an increase of $5.9 million or 1.3%, compared to $471.1 million for the 2009 third quarter.  Gross margin in the 2010 third quarter was 45.4% compared to 47.6% in the year ago quarter.  The decline in gross margin was primarily due to a higher mix of lower margin handsets in the wireless platform, combined with product assortment transitions in the modern home platform.  These gross margin declines were partially offset by a reduction in sales of lower margin digital converter boxes.

Consolidated selling, general and administrative (“SG&A”) expenses for the 2010 third quarter were $371.1 million, or 35.3% of sales, compared to $380.7 million, or 38.5% of sales, for the 2009 third quarter.  The decrease in SG&A expenses in the third quarter resulted primarily from lower advertising and insurance expense.  These lower expenses were partially offset by higher employee incentive compensation associated with higher wireless platform sales and additional compensation for employees hired to support the Target kiosk program rollout.  The Target kiosk program rollout is expected to be complete by the end of June 2011.

Third-quarter 2010 operating income was $85.0 million, or 8.1% of sales, up 22.5% compared to third-quarter 2009 operating income of $69.4 million, or 7.0% of sales.

Nine-Month Results

Total net sales and operating revenues for the nine months ended September 30, 2010 increased 5.0% to $3.10 billion, compared to the same period in 2009.  Comparable same-store sales for company-operated stores and kiosks increased 5.9% in the first nine months of 2010, compared to the first nine months of 2009.

Consolidated sales of converter boxes were $26.3 million in the first nine months of 2010, compared to $157.0 million in the first nine months of 2009.

Consolidated gross profit for the first nine months of 2010 was $1.45 billion, or 46.7% of sales, compared to $1.38 billion, or 46.8% of sales, in the same period of 2009.

Consolidated SG&A expenses for the first nine months of 2010 were $1.12 billion, compared to $1.08 billion in 2009.  As a percent of sales, SG&A expenses in the first nine months of 2010 were 36.0% of sales, compared to 36.6% in the same period of 2009.

Operating income for the first nine months of 2010 was $272.1 million, or 8.8% of sales, up 14.7% compared to the first nine months of 2009 operating income of $237.2 million, or 8.0% of sales.

Net income for the first nine months of 2010 increased 15.3% to $149.1 million, or $1.18 per diluted share, compared to net income of $129.3 million, or $1.03 per diluted share, reported for the same period last year.

Other Information

Shareholders may obtain a hard copy of RadioShack’s fiscal 2009 complete audited financial statements free of charge by contacting RadioShack Shareholder Services at 817-415-3021 or by writing to Shareholder Services, Mail Stop CF4-324, 300 RadioShack Circle, Fort Worth, Texas 76102.

Forward-Looking Statements

This press release contains or may contain forward-looking statements, as referenced in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements reflect management’s current views and projections regarding economic conditions, retail industry environment and Company performance.  Factors that could significantly change results include, but are not limited to, sales performance, economic conditions, product demand, expense levels, competitive activity, interest rates, changes in the Company’s financial condition, availability of products and other risks associated with the Company’s vendors and service providers, the regulatory environment and factors affecting the retail category in general.  Additional information regarding these and other factors is described in the Company’s filings with the SEC, including its most recent Annual Report on Form 10-K filed on Feb. 22, 2010 and its Quarterly Report on Form 10-Q filed on July 29, 2010

About RadioShack Corporation

RadioShack is a leading national retailer of innovative mobile technology products and services, as well as products related to personal and home technology and power supply needs.  The Shack® offers consumers a targeted assortment of wireless phones and other electronic products and services from leading national brands, exclusive private brands and major wireless carriers, all within a comfortable and convenient shopping environment.  RadioShack employs approximately 35,000 people globally, including a team of friendly and helpful sales experts who are recognized for delivering the best customer service in the wireless industry.  RadioShack’s retail network includes approximately 4,680 company-operated stores in the United States and Mexico, more than 940 wireless phone kiosks in the United States, and approximately 1,240 dealer outlets worldwide.  For more information on RadioShack Corporation, please visit www.radioshackcorporation.com; to purchase items online, please visit www.radioshack.com. RadioShack® and The Shack® are registered trademarks licensed by RadioShack Corporation.

Source: RadioShack – F

Financial Tables Follow

RADIOSHACK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Income (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In millions, except for per share amounts)	2010	2009	2010	2009

Net sales and operating revenues	$1,051.8	$990.0	$3,104.9	$2,957.8
Cost of products sold (includes depreciation amounts of $1.9 million, $2.4 million, $5.8 million, and $7.2 million, respectively)	574.8	518.9	1,655.4	1,574.3
Gross profit	477.0	471.1	1,449.5	1,383.5

Operating expenses:
Selling, general and administrative	371.1	380.7	1,116.3	1,082.2
Depreciation and amortization	18.5	20.5	58.0	63.1
Impairment of long-lived assets	2.4	0.5	3.1	1.0
Total operating expenses	392.0	401.7	1,177.4	1,146.3

Operating income	85.0	69.4	272.1	237.2

Interest income	0.8	0.9	2.1	3.9
Interest expense	(10.4)	(11.2)	(31.0)	(33.8)
Other loss	--	(1.6)	--	(1.6)

Income before income taxes	75.4	57.5	243.2	205.7
Income tax expense	29.4	20.1	94.1	76.4

Net income	$46.0	$37.4	$149.1	$129.3

Net income per share:

Basic	$0.38	$0.30	$1.20	$1.03

Diluted	$0.37	$0.30	$1.18	$1.03

Shares used in computing net income per share:

Basic	121.0	125.5	124.2	125.4

Diluted	123.1	126.3	126.4	125.8

RADIOSHACK CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets (Unaudited)

	September 30,	December 31,	September 30,
(In millions)	2010	2009	2009
Assets
Current assets:
Cash and cash equivalents	$720.3	$908.2	$856.7
Accounts and notes receivable, net	258.3	322.5	228.7
Inventories	759.1	670.6	737.4
Other current assets	113.4	114.4	100.2
Total current assets	1,851.1	2,015.7	1,923.0

Property, plant and equipment, net	264.4	282.3	286.5
Goodwill, net	40.7	38.9	38.6
Other assets, net	86.3	92.4	99.0
Total assets	$2,242.5	$2,429.3	$2,347.1

Liabilities and Stockholders’ Equity
Current liabilities:
Short-term debt, including current maturities of long-term debt	$349.9	$41.6	$62.8
Accounts payable	278.2	223.0	283.6
Accrued expenses and other current liabilities	277.9	359.0	290.0
Income taxes payable	11.4	30.9	4.5
Total current liabilities	917.4	654.5	640.9

Long-term debt, excluding current maturities	327.9	627.8	624.9
Other non-current liabilities	87.6	98.7	81.3
Total liabilities	1,332.9	1,381.0	1,347.1

Stockholders’ equity	909.6	1,048.3	1,000.0
Total liabilities and stockholders’ equity	$2,242.5	$2,429.3	$2,347.1

RADIOSHACK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows (Unaudited)

	Nine Months Ended
	September 30,
(In millions)	2010	2009
Cash flows from operating activities:
Net income	$149.1	$129.3
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	63.8	70.3
Amortization of discount on convertible notes	11.1	10.2
Impairment of long-lived assets	3.1	1.0
Stock-based compensation	8.7	9.1
Other non-cash items	9.3	13.3
Changes in operating assets and liabilities:
Accounts and notes receivable	65.5	14.0
Inventories	(79.1)	(89.1)
Other current assets	(2.2)	1.8
Accounts payable, accrued expenses, income taxes payable and other	(72.5)	(36.3)
Net cash provided by operating activities	156.8	123.6

Cash flows from investing activities:
Additions to property, plant and equipment	(46.7)	(62.1)
Proceeds from sale of property, plant and equipment	0.1	0.2
Net cash used in investing activities	(46.6)	(61.9)

Cash flows from financing activities:
Changes in outstanding checks in excess of cash balances, net	(0.5)	23.4
Payments to purchase treasury stock	(300.0)	--
Proceeds from exercise of stock options	2.4	--
Repayments of borrowings	--	(43.2)
Net cash used in financing activities	(298.1)	(19.8)

Net (decrease) increase in cash and cash equivalents	(187.9)	41.9
Cash and cash equivalents, beginning of period	908.2	814.8
Cash and cash equivalents, end of period	$720.3	$856.7

RADIOSHACK COPORATION AND SUBSIDIARIES
Segment Reporting and Other Selected Financial Data (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In millions)	2010	2009	2010	2009

Net sales and operating revenues:
U.S. RadioShack company-operated stores	$894.3	$838.7	$2,667.9	$2,522.6
Kiosks	57.7	57.1	170.4	182.8
Other	99.8	94.2	266.6	252.4
	$1,051.8	$990.0	$3,104.9	$2,957.8

Operating income:
U.S. RadioShack company-operated stores	$146.1	$158.9	$471.4	$477.0
Kiosks	6.0	3.8	20.6	8.4
Other	9.7	11.2	28.2	30.8
	161.8	173.9	520.2	516.2
Unallocated	(76.8)	(104.5)	(248.1)	(279.0)
Operating income	85.0	69.4	272.1	237.2

Interest income	0.8	0.9	2.1	3.9
Interest expense	(10.4)	(11.2)	(31.0)	(33.8)
Other loss	--	(1.6)	--	(1.6)
Income before income taxes	$75.4	$57.5	$243.2	$205.7

Sales for the U.S. RadioShack company-operated stores segment increased $55.6 million or 6.6% to $894.3 million in the 2010 third quarter when compared with the same period last year.  The table below provides a breakdown of sales drivers for U.S. RadioShack company-operated stores in the 2010 third quarter compared to the same period last year for each business platform.

Platform (1)	% Sales Change 3Q 2010 vs. 3Q 2009	Drivers of 3Q 2010 vs. 3Q 2009 Sales Change
Wireless	+25.8	Positive: AT&T postpaid wireless, T-Mobile postpaid wireless, Sprint Nextel postpaid wireless, and prepaid wireless handsets Negative: GPS products
Accessory (2)	-12.0	Positive: Wireless accessories Negative: Digital converter boxes and related television antennas
Modern home	-7.2	Positive: Laptop computers Negative: Digital televisions, netbooks, VoIP products
Personal electronics	-12.5	Negative: Toys, digital music players, video gaming hardware and digital cameras
Power	+3.0	Positive: Battery chargers
Technical	+0.8	Positive: Audio cables and tools Negative: Connectivity products
Service	+3.0	Positive: Prepaid wireless airtime
Total U.S. company-operated stores	+6.6

(1)	For more information, refer to the RadioShack Corporation Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on October 25, 2010.
(2)
The change in sales of the accessory platform, excluding the effect of digital converter boxes, was -2.1%, -9.5% and -14.1% for 3Q 2010, 2Q 2010 and 3Q 2009, respectively, when compared with the same prior year periods.